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EXHIBIT 10.9

LOAN AND SECURITY AGREEMENT

Dated as of June 17, 2004

Among

PAWNMART, INC.

(Borrower),

XPONENTIAL, INC.

(Parent),

and

FCC, LLC, d/b/a First Capital

(Lender)

Attachments:
Schedule
Exhibit A—Form of Borrowing Base Certificate
Exhibit B—Form of Compliance Certificate

i

LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of the 17th day of June, 2004 among PAWNMART, INC., a Nevada corporation ("Borrower"), XPONENTIAL, INC., a Delaware corporation ("Parent"; Borrower and Parent are sometimes referred to herein individually as an "Obligor" and collectively as the "Obligors"), and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company ("Lender").

RECITALS:

        WHEREAS, Borrower is a wholly-owned subsidiary of Parent; and

        WHEREAS, Borrower and Parent have requested that Lender provide Borrower with a secured lending facility; and

        WHEREAS, Lender is willing to provide a secured lending facility to Borrower on the terms set forth in this Agreement, including, without limitation, the guaranty of Parent contained herein.

        NOW, THEREFORE, Borrower, Parent and Lender hereby agree as follows:

        1.    Definitions.    For purposes of this Agreement:

        "Acceptable Pawn Documentation" means a written agreement between Borrower and a Customer of Borrower evidencing a Pawn Loan by Borrower to such Customer which (a) contains language noting Lender's security interest in such documentation and the Accounts of Borrower arising therefrom, (b) complies with all applicable laws, and (c) is otherwise in form and substance acceptable to Lender.

        "Accounts" means all presently existing or hereafter arising accounts receivable due to Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Borrower's rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Borrower that correspond to any of the foregoing.

        "Affiliate" means, with respect to a Person, (a) any family member, officer, director, employee or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly, beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

        "Agreement Date" means the date as of which this Agreement is dated.

        "Borrower's Cost" means (a) for any Inventory which originally consisted of a Pawned Item, the loan amount advanced by Borrower to the applicable Customer against such Inventory, excluding any pawn service charges, interest, and similar charges, and less any reserves established by Borrower, and (b) for all other Inventory, the amount paid by Borrower to acquire such Inventory.

        "Borrowing Base" has the meaning set forth in Item 1 of the Schedule.

        "Borrowing Base Certificate" means the certificate, substantially in form of Exhibit A, with appropriate insertions, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Borrower.

        "Business Day" means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Georgia or which is a day on which Lender is otherwise closed for transacting business with the public.

        "Collateral" has the meaning set forth in Section 5(b).

        "Customer" means any customer of Borrower.

        "Default" has the meaning set forth in Section 13(a).

        "Eligible Accounts" means those Accounts arising from Pawn Loans made by Borrower in the ordinary course of Borrower's business; provided, however, that Eligible Accounts shall not include the following:

        (a)   any Account arising from a Pawn Loan which is not made in accordance with (i) Borrower's underwriting guidelines; and (ii) all applicable state and federal laws, rules and regulations, including, without limitation, pawn regulations, usury laws, and the Federal Truth in Lending Act;

        (b)   any Account arising from a Pawn Loan with a repayment term in excess of 31 days from the date such Pawn Loan was made or in excess of 31 days from any Qualifying Extension, whichever is later;

        (c)   any Account arising from a Pawn Loan (i) originated in Georgia which is more than 30 days past due, or (ii) originated in North Carolina or South Carolina which is more than 60 days past due;

        (d)   Accounts arising from Pawn Loans with respect to which more than 30 days have elapsed since the origination thereof (or the most recent Qualifying Extension with respect thereto); provided, however, that 85% of the Accounts arising from Pawn Loans originated in Georgia with respect to which less than 60 days have elapsed since the origination thereof (or the most recent Qualifying Extension with respect thereto) shall not be ineligible under this clause (d); provided, further, that 85% of the Accounts arising from Pawn Loans originated in North Carolina and South Carolina with respect to which less than 90 days have elapsed since the origination thereof (or the most recent Qualifying Extension with respect thereto) shall not be ineligible under this clause (d);

        (e)   any Account arising from a Pawn Loan for which the maturity date has been extended in a manner that does not constitute a Qualifying Extension;

        (f)    any Account arising from a Pawn Loan for which the maturity date has been extended for more than (i) twelve Qualifying Extensions with respect to Vehicle Pawn Loans and Pawn Loans for which the underlying Pawned Item is one or more items of jewelry; and (ii) eight Qualifying Extensions with respect to all other Pawn Loans;

        (g)   any Account arising from a Pawn Loan in excess of 70% of the minimum selling price of the underlying Pawned Item at the time such Pawn Loan is originated, or, with respect to Vehicle Pawn Loans, 80% of the Black Book adjusted average wholesale value of the underlying Pawned Item;

        (h)   any Account arising from a Pawn Loan in excess of $500 (but only to the extent such Accounts exceed 15% of Eligible Accounts) or, with respect to Vehicle Pawn Loans, $6,500 (but only to the extent that such Accounts exceed 5% of Eligible Accounts);

        (i)    any Account arising from a Pawn Loan which is not evidenced by Acceptable Pawn Loan Documentation;

        (j)    Accounts with respect to which the Customer is an Affiliate of any Obligor;

        (k)   Accounts with respect to which the Customer (i) is not a resident of or does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States of America or any state thereof; or (iii) is the government of any foreign country or of any state, province, municipality, or other political subdivision thereof;

        (l)    any and all Accounts as to which the perfection, enforceability, or validity of Lender's Collateral or security interest in such Account, or Lender's right or ability to obtain direct payment to Lender of the proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code and applicable state and federal pawn laws and regulations;

        (m)  Accounts arising from Pawn Loans which are originated in or subject to the laws of any state other than Georgia, North Carolina or South Carolina;

        (n)   Accounts which may be subject to offset or recoupment by the Customer, whether as the result of goods sold or services rendered by the Customer to Borrower or Parent, any contractual arrangement between the Customer and Borrower or Parent (including any lease) or otherwise;

        (o)   those Accounts where Lender, in Lender's reasonable discretion, has notified Borrower that the Account or Customer is not acceptable to Lender;

        (p)   Accounts for which a Pawn Loan has not yet been advanced to the Customer (commonly referred to as "pre-billed accounts");

        (q)   Accounts owed by a Customer not previously approved in writing by Lender where the dollar value for the aggregate amount of Accounts owed by such Customer is greater than 0.50% of Borrower's Eligible Accounts;

        (r)   any Account with respect to all or part of which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

        (s)   any Account with respect to which any one or more of the following events has occurred to the Customer on such Account: death or judicial declaration of incompetency of a Customer who is an individual; the filing by or against the Customer of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Customer for the benefit of creditors; the appointment of a receiver or trustee for the Customer or for any of the assets of the Customer, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; the institution by or against the Customer of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Customer; the sale, assignment, or transfer of all or any material part of the assets of the Customer; the nonpayment generally by the Customer of its debts as they become due; or the cessation of the business of the Customer as a going concern;

        (t)    any Account (or the applicable portion thereof) which constitutes pawn service charges, interest, late fees, finance charges, or similar charges;

        (u)   any Account arising from a Vehicle Pawn Loan unless Borrower has a perfected, first priority security interest in the underlying motor vehicle;

        (v)   any Account for which no personal property has been pledged to Borrower, or any Account arising from a Pawn Loan for which a firearm is the underlying Pawned Item;

        (w)  any Account arising from a Pawn Loan originated by any of Borrower's stores which has been in operation for more than 18 months and which has made a deficit contribution towards Borrower's corporate overhead expenses for any three-month period; or

        (x)   any Account which is not subject to Lender's duly perfected, first-priority security interest, subject to no other Lien.

        "Eligible Inventory" means and includes that Inventory which does not consist of firearms, packaging materials, labels or supplies and which is located in the continental United States which Lender, in its discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

        (a)   for any Inventory which originally consisted of a Pawned Item, any applicable grace or redemption period has expired and Borrower has valid and legal title thereto subject to no rights or claims by the Customer who originally pawned such Inventory;

        (b)   at all times it strictly complies with all of Borrower's warranties, covenants and representations to Lender;

        (c)   it is in salable condition at a price equal to or greater than Borrower's Cost;

        (d)   it is not unmerchantable, in Lender's reasonable discretion;

        (e)   less than 365 days (90 days in the case of motor vehicles) have elapsed since Borrower's acquisition thereof (which, for Inventory which originally consisted of a Pawned Item, shall be deemed to be the date on which the applicable Customer forfeited such Pawned Item to Borrower and any grace or redemption period expired);

        (e)   it meets all standards imposed by any governmental agency or authority;

        (f)    it is at all times subject to Lender's duly perfected, first-priority security interest and there exists no other Lien thereon;

        (g)   it is in Borrower's possession and control situated at a location disclosed to Lender in compliance with this Agreement, Borrower's books reflect the Inventory, the Inventory is insured to the full value thereof, the insurance policy lists Lender as loss payee and the Inventory is physically segregated from all Pawned Items;

        (h)   it is not in the hands of any third party, including a warehouseman, finisher, consignee, bailor, etc., unless such arrangement is fully disclosed to Lender in writing and Borrower shall have provided to Lender such waivers, acknowledgments and other items requested by Lender in its discretion;

        (i)    it is not subject to any license or other agreement that limits, conditions, or restricts Borrower's or Lender's right to sell or otherwise dispose of such Inventory;

        (j)    Borrower owns such Inventory and such Inventory is not on "layaway" or in Borrower's possession based upon any consignment, guaranteed sale, or similar basis;

        (k)   such Inventory is not located at and did not originally constitute a Pawned Item at any of Borrower's stores which has been in operation for more than 15 months and which has made a deficit contribution towards Borrower's corporate overhead expenses for any three-month period; and

        (l)    it is not of a type that Lender, in its reasonable discretion, has determined is not Eligible Inventory.

        "Equipment" means all of Borrower's machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

        "General Intangibles" means all of Borrower's present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as Borrower's books and records relating to any of the foregoing.

        "Goods" means all of Borrower's present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in "goods" as defined in the UCC, manufactured homes, and standing timber that is cut and removed for sale.

        "Inventory" means all of Borrower's inventory as defined in the UCC, together with all of Borrower's present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

        "Lien" means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

        "Loan Documents" means, collectively, this Agreement, and any other agreements, instruments, certificates or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, security agreements, pledges, guaranties (including any validity guaranty and/or support agreement), mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Borrower, Parent, any Support Party, any other guarantor or any Affiliate of Borrower, Parent or any guarantor pursuant hereto or in connection herewith.

        "Negotiable Collateral" means all of Borrower's present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrower's books and records relating to any of the foregoing.

        "Obligations" means all indebtedness, obligations and liabilities of the Obligors to Lender and its Affiliates of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all guaranty obligations, all indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from any Obligor to others which Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and reasonable attorney's fees (whether or not such attorney is a regularly salaried employee of Lender or any of its Affiliates) chargeable to any Obligor or incurred by Lender under this Agreement or any other document or instrument delivered in connection herewith.

        "Pawn Loan" means a pawn loan made by Borrower to a Customer against the value of the underlying Pawned Item.

        "Pawned Item" means an item of personal property pledged by a Customer to Borrower to secure a Pawn Loan.

        "Permitted Liens" means (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP; (b) deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction; (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property; (d) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such Equipment, (ii) such Lien attaches only to the specific items of Equipment so acquired, and (iii) such Lien secures only the indebtedness incurred to acquire such Equipment; (e) Liens described on Item 2 of the Schedule which secure Priority Tax Claims, but only so long as Parent has made all payments due and owing with respect thereto in accordance with the terms and conditions of Parent's Chapter 11 bankruptcy plan, and (f) Liens in favor of Lender.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

        "Priority Tax Claim" shall have the meaning ascribed to such term in Parent's Chapter 11 bankruptcy plan.

        "Qualifying Extension" means an extension of the maturity date of an existing Pawn Loan for not more than 31 days (a) which is agreed to in writing by Borrower and the applicable Customer, (b) in connection with which the applicable Customer pays all outstanding pawn service charges and accrued interest in cash within the longer of the applicable statutory redemption period or the redemption period in effect pursuant to Borrower's internal policies disclosed to Lender prior to the Agreement Date, and (c) after giving effect to such extension, Borrower will continue to accrue pawn service charges.

        "Subordinated Debt" means all of the indebtedness owed by any Obligor to any other Person, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Lender in its discretion.

        "Support Party" means each of Robert W. Schleizer and Dwayne A. Moyers.

        "UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of Georgia or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

        "Vehicle Pawn Loan" means a Pawn Loan in which the Pawned Item is a motor vehicle.

        Other Definitional Provisions.    References to the "Schedule" or any "Section" or "Exhibit" refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement: words importing any gender include the other genders; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to time of day shall refer to Atlanta, Georgia time.

        2.    Borrowing.

        (a)    Amount Available to Be Borrowed.    From time to time Borrower may request, and Lender will, subject to the other terms and conditions of this Agreement, lend to Borrower up to an amount equal to the Borrowing Base at any time. Borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement.

        (b)    Standards.    Lender will determine eligibility and the loan value of Collateral, in its sole discretion, consistent with Lender's experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith. Any loans requested by Borrower and made by Lender or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

        (c)    Persons Authorized to Request Loans.    Borrower hereby authorizes and directs Lender to make loan advances to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Item 3 of the Schedule. Lender shall have no liability whatsoever to Borrower, Parent or any other Person for acting upon any such instructions which Lender, in good faith, believes were given by any such person, and Lender shall have no duty to inquire as to the propriety of any disbursement. Lender is hereby authorized to make the loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons. Although Lender shall make a reasonable effort to determine the person's identity, Lender shall not be responsible for determining the authenticity of any such instructions, and Lender may act on the instructions of anyone it perceives to be one of the persons authorized to request loans hereunder. Lender shall have the right to accept the instructions of any of the foregoing persons unless and until Lender actually receives from Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person. Borrower may change persons designated to give Lender borrowing instructions only by delivering to Lender written notice of such change. Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Lender makes available to Borrower from time to time for such purpose; provided, however, that Borrower's failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

        (d)    Application of Remittances.

            (i)  Borrower will use only pawn agreements and pawn tickets in forms that Lender has approved in its reasonable discretion, and Borrower's issuance of a pawn agreement and/or pawn ticket will be conclusive evidence of assignment and transfer hereunder to Lender of the Accounts represented thereby, whether or not Borrower executes any other instrument with regard to any specific Account.

           (ii)  All checks, cash payments or other remittances received by Borrower for application to Accounts will be received by Borrower in trust for Lender. From the Agreement Date until such time as Lender notifies Borrower in writing to the contrary, Borrower shall cause all such checks, cash payments and other remittances, and all other proceeds of Accounts, to be deposited into a depository account of Borrower's at SouthTrust Bank on each Tuesday and Thursday (or, if any such day is not a Business Day, then the following Business Day), and Borrower shall cause SouthTrust Bank to promptly wire all available funds in such account to Lender for application to the Obligations. Borrower agrees to provide to Lender such information with respect to such deposits and such account as Lender may reasonably request from time to time. From and after written notice from Lender to Borrower to such effect, Borrower will, on each Tuesday and Thursday (or, if any such day is not a Business Day, then the following Business Day), cause all such checks, cash payments and other remittances, and all other proceeds of Accounts, to be deposited into such depository account of Lender's as Lender may designate in such written notice for application to the Obligations. Notwithstanding anything to the contrary contained in this clause (ii), Borrower may maintain not more than $6,000 in cash at each of Borrower's pawn shop locations.

          (iii)  As compensation to Lender for delays in the collection and clearance of such checks and other payments, Borrower agrees to pay interest on each remittance, including wire transfers, from the date of Lender's receipt thereof plus the number of days set forth on Item 4 of the Schedule at the rate applicable to loans outstanding hereunder, as set forth in Section 3 below.

          (iv)  Borrower will account fully and faithfully for and promptly pay or turn over to Lender proceeds in whatever form received of the sale or other disposition of any Collateral, and Borrower agrees that the inclusion of proceeds in "Collateral" will not be deemed to mean that Lender consents to Borrower's disposition of Collateral other than in accordance with the terms of this Agreement.

        (e)    Conditions to Obligation to Make Loans.    Borrower acknowledges that Lender's obligation to make loans to Borrower (or to issue or create or cause the issuance or creation by Lender or its Affiliates of letters of credit or acceptances for Borrower's account) is subject to the following terms and conditions:

            (i)  Lender has no obligation to make the initial loan to Borrower or to extend any other financial accommodation to Borrower unless and until Borrower delivers to Lender, in form and substance reasonably satisfactory to Lender, each agreement, instrument, legal opinion and other document specified on Item 5 of the Schedule.

           (ii)  Lender's obligation to make any loans to Borrower and extend other financial accommodations to Borrower (including the initial loans) is subject to the conditions that, as of the date of any such loan or other accommodation, no Default will have occurred and be continuing hereunder, there will have occurred no material adverse change in any Obligor's financial condition or operations or in any Obligor's business prospects as compared to the state of facts existing on the Agreement Date, and the Obligors' representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct as if made on and as of the date of each subsequent credit request. Each request for a borrowing or other financial accommodation by Borrower will be deemed to be a reaffirmation of each Obligor's warranties and representations hereunder.

        (f)    Repayment of Loans.    In the event of any breach by Borrower of any provision hereof or upon termination of this Agreement, Borrower will repay upon demand all of the Obligations. If no demand is earlier made, Borrower will repay all Obligations in full, without demand or notice, on the last day of the term of this Agreement (as provided in clause (g) below). If at any time for any reason, the aggregate outstanding principal amount of all loans exceeds the Borrowing Base or any other limitation on the amount available to be borrowed hereunder, Borrower will immediately, without notice or demand, repay the outstanding principal amount of the loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess.

        (g)    Maturity.    This Agreement will continue in full force and effect from the Agreement Date until the termination date provided for in Item 6 of the Schedule.

        (h)    Voluntary Termination.    Borrower may terminate this Agreement at any time upon 90 days' prior written notice to Lender. On the date specified in such notice, termination will be effective, so long as Borrower has paid to Lender, in same day funds, an amount equal to the aggregate principal amount of all loans outstanding on such date, together with accrued interest thereon, the originals of all letters of credit and bankers acceptances, if any, issued, guaranteed or created by Lender or any of its Affiliates for Borrower's account have been returned for cancellation or have been presented and paid by Borrower or other arrangements satisfactory to Lender have been made, all other Obligations outstanding and unpaid have been paid in full in cash, and Borrower has provided Lender an indemnification agreement satisfactory to Lender with respect to returned and dishonored items and such other matters as Lender shall reasonably require.

        (i)    Termination on Default.    Notwithstanding the foregoing, should a Default occur and be continuing, Lender will have the right to terminate this Agreement at any time without notice.

        (j)    Survival.    Notwithstanding termination, all the terms, conditions, and provisions hereof (including Lender's security interest in the Collateral, but excluding any obligations of Lender hereunder) will continue to be fully operative until all Obligations have been fully disposed of, concluded, paid, satisfied, and liquidated.

        (k)    Payments as Loans.    Any Obligor's failure to pay any amount due from any Obligor under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or otherwise, shall be deemed to be a request by Borrower for a loan hereunder, and Lender may charge Borrower's loan account for any such amount. Additionally, if Lender determines in its discretion that extensions of credit are necessary to protect the Collateral, Lender is hereby authorized to make such extensions of credit and charge them to Borrower's loan account.

        3.    Interest and Fees.

        (a)    Interest on Loans.    Borrower will pay Lender or, at Lender's option, Lender may charge Borrower's loan account with, interest on the average daily net principal amount of loans outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to sum of the Prime Rate plus the interest margin specified in Item 7 of the Schedule. The "Prime Rate" is, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the "Prime Rate" (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks). In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Lender. The "Prime Rate" may not be the lowest or best rate at which Lender calculates interest or extends credit. Any change in the Prime Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

        (b)    Default Interest.    To the extent permitted by law and without limiting any other right or remedy of Lender hereunder, whenever there is a Default under this Agreement, the rate of interest on the unpaid principal balance of the Obligations shall, at the option of Lender, be increased by adding the default margin identified on Item 8 of the Schedule to the interest rate otherwise in effect hereunder. Lender may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Borrower acknowledges that: (i) such additional rate is a material inducement to Lender to make the loans described herein; (ii) Lender would not have made the loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lender that the loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loans, and (B) compensation to Lender for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto, Lender's entitlement to this charge will continue until all Obligations are paid in full.

        (c)    Fees.    Borrower will pay to Lender the fees set forth in Item 9 of the Schedule.

        (d)    No Usury.    Each Obligor acknowledges that Lender does not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law. If Lender should collect any amount from any Obligor which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrower.

        (e)    Monthly Statements.    Lender will render a statement to Borrower each month for loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Lender will be binding upon Borrower and Parent unless Lender is notified in writing to the contrary within 30 days after the date such statement is rendered.

        4.    Representations and Warranties of Obligors.

        (a)    Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc.    Each Obligor represents and warrants to Lender that: (i) each Obligor's exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 10 of the Schedule, and each Obligor is duly organized and validly existing under the laws of such state of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within each Obligor's corporate powers, have been duly authorized, do not violate any Obligor's constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to any Obligor, or any indenture, agreement, or undertaking to which any Obligor is a party or by which any Obligor or any Obligor's property is bound; (iii) this Agreement and the other Loan Documents to which any Obligor is a party constitute valid, binding and enforceable obligations of each Obligor party thereto in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors' rights generally or by generally applicable equitable principles affecting the enforcement of creditors' rights; (iv) no Obligor has any subsidiaries or other investments in other Persons, except as set forth on Item 11 of the Schedule; (v) each Obligor is in compliance in all material respects with all laws, rules, regulations and licensing requirements applicable to such Obligor, including all applicable laws, rules or regulations with respect to or concerning pawn shops, pawn loans, the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 12 of the Schedule, there is no litigation or investigation pending against any Obligor (or, so far as any Obligor is aware, threatened) which, if it were decided adversely to such Obligor, could reasonably be expected to have a material adverse effect on such Obligor, such Obligor's financial or operational condition or such

Obligor's prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, no Obligor is indebted to any other Person for money borrowed nor has any Obligor issued any guaranty of payment or performance by any other Person, except as set forth on Item 13 of the Schedule; (viii) since the date of the financial statements of the Obligors most recently delivered to Lender, there has been no material adverse change in the Obligors' business, financial or operational condition or business prospects; and (ix) each Obligor is, and after giving effect to the initial loans under this Agreement and the application of the proceeds of such loans each Obligor will be, solvent, and each Obligor has sufficient revenues to pay such Obligor's obligations as they come due and adequate capital with which to conduct such Obligor's business.

        (b)    Title to Assets, Other Collateral Matters.    Borrower represents and warrants to Lender that: (i) Borrower has good and marketable title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by Borrower, except in Lender's favor or with respect to Permitted Liens; (ii) with regard to each of Borrower's Accounts as they arise, except as set forth on a Borrowing Base Certificate including such Account: (A) Borrower will have made a Pawn Loan requested by such Customer; (B) the Customer will have accepted such Pawn Loan; and (C) no Customer dispute will exist in any respect, including, without limitation, disputes as to price, terms, interest rate, pawn service charges, maturity and claims of set-off, release from liability or defense based upon any act of God or a public enemy or war or because of the requirements of law or of rules, orders, or regulations having the force of law; (iii) all Inventory is in good condition, meets all applicable governmental standards and is currently usable or saleable in the ordinary course of Borrower's business for a price approximating at least Borrower's cost thereof; (iv) all Equipment is in good condition and state of repair, ordinary wear and tear excepted; (v) all Collateral meets applicable government standards; (vi) in the past five years, except as set forth on Item 14 of the Schedule (A) no Obligor has used any other legal, trade or fictitious names, and (B) no Obligor has been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) Borrower's chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral is located at the addresses set forth on Item 15 of the Schedule and has not been located at any other location during the five year period prior to the Agreement Date. Borrower represents and warrants that all of Borrower's pawn agreements and pawn contracts contain the following language in a conspicuous fashion:

    ALL RIGHTS OF PAWNMART, INC. ARISING UNDER THIS AGREEMENT ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF FCC, LLC, D/B/A FIRST CAPITAL, AND ANY SALE OR OTHER ASSIGNMENT OF THIS AGREEMENT BY PAWNMART, INC. WILL VIOLATE THE RIGHTS OF FCC, LLC, D/B/A FIRST CAPITAL.

        (c)    Ownership Structure.    Each Obligor represents and warrants that (i) Item 16 of the Schedule accurately describes the ownership of Borrower's capital stock, and (ii) Parent has full voting and managerial control of Borrower.

        (d)    Parent's Bankruptcy Plan.    Parent represents and warrants to Lender that Parent has provided a true, correct and complete copy of Parent's Chapter 11 bankruptcy plan to Lender and that Parent is in full compliance with the terms and conditions of such plan. Without limiting the generality of the foregoing, Parent represents and warrants that Parent has made all payments with respect to Priority Tax Claims (as defined in such bankruptcy plan) on or prior to the due date thereof in accordance with such plan and that all of the tax and judgment Liens described on Item 2 of the Schedule secure only Priority Tax Claims.

        (e)    Parent's 8% Notes.    Parent represents and warrants to Lender that Parent has provided a true, correct and complete copy of the prospectus and the current draft of the indenture (the final version of which shall be promptly provided to Lender upon completion) with respect to the 8% Limited Recourse Secured Convertible Subordinated Notes Due December 31, 2014 which Parent may issue after the Agreement Date. Parent represents and warrants that, as of the Agreement Date, no such notes have been issued. Parent further represents and warrants that: (i) the prospectus and the draft indenture delivered to Lender prior to the Agreement Date set forth all of the material terms and conditions of such notes, (ii) such notes are non-recourse to Borrower, and, other than the first five years of interest payments, such notes are non-recourse to Parent, (iii) such notes are secured only by the common stock of Borrower owned by Parent, and (iv) Parent's Obligations under this Agreement and the other Loan Documents shall constitute "Senior Indebtedness" under such indenture. The Obligors agree to provide Lender with such information as Lender may reasonably request from time to time with respect to such notes.

        (f)    Additional Representations.    Each Obligor represents and warrants to Lender that: (i) no Obligor is engaged as one of such Obligor's principal activities in owning, carrying or financing the purchase or ownership by others of "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) Borrower does not own any real property or lease any real property other than as listed on Item 17of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory is set forth on Item 17 of the Schedule; and (iv) a list and brief description of all bank accounts maintained by Borrower with any bank or financial institution is set forth on Item 18 of the Schedule.

        5.    Collateral.

        (a)    Grant of Security Interest by Borrower.    To induce Lender to accept this Agreement and to make loans to Borrower from time to time pursuant to its terms, Borrower hereby grants to Lender, for itself and as agent for any Affiliate of Lender, a security interest in, and assigns, mortgages and pledges to Lender, for itself and as agent for any Affiliate of Lender, all of Borrower's right, title and interest in and to all of Borrower's assets, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising, including all of the following:

            (i)  all Accounts, Inventory, Equipment, Goods, General Intangibles and Negotiable Collateral;

           (ii)  all investment property, securities and securities accounts and financial assets, as well as all bank and depository accounts;

          (iii)  all chattel paper (whether tangible or electronic) and contract rights;

          (iv)  all guaranties, collateral, Liens on real or personal property, leases, letters of credit, letter-of-credit rights, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

           (v)  all documents, books and records relating to any Collateral or to Borrower's business;

          (vi)  all other property of Borrower now or hereafter in the possession or control of Lender or any of Lender's Affiliates (including cash, money, credits and balances of Borrower held by or on deposit with Lender or any Affiliate of Lender);

         (vii)  all other assets of Borrower in which Lender receives a security interest to secure all or part of the Obligations or which hereafter come into the possession, custody or control of Lender or any Affiliate of Lender;

        (viii)  all of Borrower's commercial tort claims listed on (A) Item 19 of the Schedule (which Borrower represents and warrants is a true, accurate and complete list of all of Borrower's commercial tort claims as of the Agreement Date) or (B) any other writing provided to Lender pursuant to Section 7(g); and

          (ix)  all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

        (b)    Collateral for all Obligations.    The assets of Borrower described in clause (a) above, together with any membership interests of Borrower pledged to Lender and any other assets of any Person now or hereafter pledged to Lender, are referred to herein as the "Collateral". All of the Collateral secures all of the Obligations.

        6.    Financial Covenants.    Borrower shall comply with each of the financial covenants set forth on Item 20 of the Schedule.

        7.    Collateral Covenants.

        (a)    Accounts.    Borrower will notify Lender promptly of and settle all Customer disputes, but, if Lender so elects, Lender will have the right at all times to settle, compromise, adjust, or litigate all Customer disputes directly with the Customer or other complainant upon such terms and conditions as Lender deems advisable without incurring liability to Borrower or Parent for Lender's performance of such acts. All of Borrower's books and records concerning Accounts and a copy of Borrower's general ledger will be maintained at the address of Borrower's chief executive office set forth on Item 15 of the Schedule. All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Lender, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Borrower in the ordinary course of Borrower's business, owned by and owing to Borrower without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Lender's favor and will be free and clear of all other Liens.

        (b)    Inventory.    All Inventory will at all times be located at one of the Inventory locations set forth on Item 15 of the Schedule as the current location of Borrower's chief executive office or a current location of other Collateral, will be subject to a perfected, first-priority security interest in Lender's favor and will be free and clear of all other Liens. Sales of Inventory will be made in compliance with all material requirements of applicable law.

        (c)    Equipment.    Borrower will maintain all Equipment used or useful in Borrower's business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Lender's favor and free and clear of all other Liens (other than Permitted Liens), at one of the locations set forth on Item 15 of the Schedule as the current location of Borrower's chief executive office or a current location of other Collateral of Borrower.

        (d)    Defense of Title.    All Collateral will at all times be owned by Borrower, and Borrower will defend its title to the Collateral against the claims of third parties; provided, however, that no Default shall arise under this clause (d) in the event that any immaterial portion of the Inventory is confiscated by the police. Borrower will at all times keep accurate and complete records of the Collateral.

        (e)    Perfection; Further Assurances.    The Obligors will give Lender at least 30 days' prior written notice of any change in any Obligor's name, state of organization or organizational identification number, any change in the location of any Obligor's principal place of business or chief executive office, any change in the locations of any Inventory or Equipment and any acquisition by Borrower of any interest in real property. The Obligors will, at Borrower's expense, promptly execute and deliver from time to time at Lender's request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Lender's security interest in the Collateral or, at Lender's request, to create and perfect a Lien on newly acquired real property of Borrower. Borrower will use all reasonable efforts to obtain from any landlord, warehouseman, or other third party operator of premises on which any Collateral is located an acceptable Lien waiver or subordination agreement in Lender's favor with respect to such Collateral. All Collateral is and will continue to be, except as expressly consented to by Lender, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral (including any pawn contract), Borrower shall, immediately upon written request therefor from Lender, endorse and assign such Negotiable Collateral over to Lender and/or deliver actual physical possession of the Negotiable Collateral to Lender. Borrower shall cause all pawn contracts to include language noting Lender's security interest therein in form and substance acceptable to Lender. Each Obligor shall at any time and from time to time take such steps as Lender may request for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Lender, (ii) to obtain "control" of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender's security interest in any of the Collateral and of the preservation of its rights therein.

        (f)    Insurance.    Borrower will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be satisfactory to Lender, which policies will name Lender as an additional insured and provide that loss thereunder will be payable to Lender as Lender's interests may appear upon a loss payee endorsement acceptable to Lender. All proceeds of any such insurance will be paid over to Lender directly, and Lender may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as Lender determines or, in Lender's sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property. Borrower will provide to Lender from time to time certificates showing such coverage in effect and, at Lender's request, the underlying policies.

        (g)    Commercial Tort Claims.    If Borrower shall at any time acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

        (h)    Financing Statements.    Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as "all assets" of Borrower or words of similar effect, and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Lender on behalf of Borrower or filed by Lender without the signature of Borrower and may be filed at any time in any jurisdiction. Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming Borrower as the debtor and Lender as the secured party without the prior written consent of Lender, and Borrower agrees that it shall not do so without the prior written consent of Lender.

        (i)    Internal Controls; Monitoring.    Borrower shall maintain and comply with an internal audit and monitoring program with respect to Borrower's lending guidelines, Accounts, Inventory, cash and other assets that is acceptable to Lender, and Borrower shall provide Lender with such information and reports with respect to such program and Lender may reasonably request.

        8.    Negative Covenants.

        (a)    No Merger.    No Obligor will merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of the Collateral or any interest therein, except that Parent may merge with other Persons, so long as Parent is the surviving entity and, so long as no Default has occurred and is continuing, Borrower may sell Inventory in the ordinary course of Borrower's business.

        (b)    No Debt or Liens; Taxes.    Borrower will not obtain or attempt to obtain from any Person other than Lender any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Borrower enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Subordinated Debt, and (ii) indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregated principal amount, the amount set forth on Item 21 of the Schedule at any one time outstanding. Borrower will not permit any Collateral to be subject to any Lien other than Permitted Liens. Each Obligor shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and each Obligor will, upon request by Lender, promptly furnish Lender with proof satisfactory to Lender that such Obligor has made such payments and deposits.

        (c)    No Distributions.    Borrower will not retire, repurchase or redeem any of Borrower's capital stock or other ownership interest in Borrower, and Borrower will not declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of Borrower's shares or other ownership interest; provided, however, that Borrower may pay cash dividends to Parent to the extent necessary to permit Parent to pay dividends or make redemptions with respect to Parent's preferred stock or to make payments with respect to Parent's 8% Limited Recourse Secured Convertible Subordinated Notes so long as (i) no Default exists or would otherwise be caused thereby, (ii) Borrower is in compliance with all financial covenants set forth herein after giving effect to such dividend, and (iii) at least five Business Days prior to any such dividend, the Chief Executive Officer or Chief Financial Officer of Borrower submits a certificate setting forth the amount and date of the proposed dividend demonstrating compliance with the foregoing clauses (i) and (ii) and setting forth the use to be made by Parent of the proceeds thereof.

        (d)    No ERISA Liabilities.    Each Obligor will make timely payments of all contributions required to meet the minimum funding standards for such Obligor's employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, "ERISA") and will promptly report to Lender the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by such Obligor of any governmental notice (other than routine requests for information) in respect of any such plan.

        (e)    Transactions with Affiliates.    Borrower will not engage in any transaction with any Obligor's officers, directors, employees or other Affiliates, except for an "arms-length" transaction on terms no less favorable to Borrower than would be granted to Borrower in a transaction with a Person who is not an Affiliate, which transaction shall be approved by Borrower's disinterested directors and shall be disclosed in a timely manner to Lender prior to the consummation of the transaction.

        (f)    Loans/Investments.    Borrower will not make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed an aggregate outstanding amount of $10,000 at any one time outstanding for all employees. Borrower shall not purchase, acquire or otherwise invest in any Person except: (A) existing investments in Borrower's subsidiaries described on Item 11 of the Schedule; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; and (E) commercial paper rated A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc. Without limiting the generality of the foregoing, Borrower shall not create any new subsidiary or make any transfer of assets to any Affiliate of any Obligor except to the extent expressly permitted herein.

        (g)    Capital Expenditures.    Borrower shall not make or incur capital expenditures in excess of the amount set forth on Item 22 of the Schedule during any fiscal year.

        (h)    Compensation.    Borrower shall not increase the total compensation paid to its officers or directors (or any of their relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year of Borrower during the term of this Agreement in an aggregate amount for all such officers and directors in excess of limit specified in Item 23 of the Schedule.

        (i)    New Stores.    Borrower shall not open more than seven new stores in any twelve-month period without the prior written consent of Lender.

        9.    Reporting and Information.

        (a)    Financial Statements.    Borrower will submit to Lender as soon as available, and in any case not later than 30 days after the end of each month, a balance sheet and a detailed statement of profit and loss, prepared in accordance with GAAP. Such balance sheet and profit and loss statement shall include Borrower's results only (and not those of Parent) and shall also include such information on a per-store basis. Such financial statements shall be certified by the Chief Executive Officer or Chief Financial Officer of Borrower as presenting fairly, in accordance with GAAP, Borrower's financial condition as of the last day of such month and Borrower's results of operations for such month and for the portion of Borrower's fiscal year ending with such month. Borrower will also submit to Lender annual financial statements within 90 days after the end of each fiscal year, including a balance sheet and the related statement of profit and loss and stockholders' equity, prepared in accordance with the requirements set forth on Item 24 of the Schedule which shall include Borrower's results only (and not those of Parent) and shall also include such information on a per-store basis. Borrower will also submit to Lender annually at least 45 days prior to Borrower's fiscal year end forecasted financial statements for the upcoming fiscal year, containing a projected balance sheet and profit and loss statement which shall include projections for Borrower's results only (and not those of Parent) and shall also include such information on a per-store basis. Together with each monthly and annual financial statement, Borrower will deliver to Lender the certification of the Chief Executive Officer or Chief Financial Officer of Borrower in the form of Exhibit C attached hereto to the effect that the Obligors are in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if the Obligors are not in compliance, describing the nature of any noncompliance and the steps the Obligors are taking or propose to take to remedy the same.

        (b)    Collateral Reports.

            (i)  Concurrent with the execution of this Agreement by the Obligors and concurrent with each request for a loan pursuant to Section 2(a), but no less frequently than as required by Item 25 of the Schedule, Borrower shall deliver to Lender a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct. Concurrent with the delivery of each such Borrowing Base Certificate, Borrower shall provide a written report to Lender of all materially significant returns, disputes and claims, together with sales and other reports relating to the Accounts and Inventory as required by Lender.

           (ii)  Borrower shall deliver to Lender within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct, containing (A) a copy of Borrower's internal audit report for such month, (B) a current detailed aging, by total and by store, of Borrower's Accounts, together with an aging of all Accounts by Customer for Borrower's three largest stores (based on gross revenue for the twelve-month period most recently ended)) (and, upon Lender's request, Borrower shall provide a detailed aging for all Customers), (C) a current detailed aging, by total and by vendor, of Borrower's accounts payable, (D) a detailed report of Borrower's Inventory, setting forth the quantity, type and cost thereof, and an aging thereof, (E) a bank reconciliation, (F) a vehicle repossession recovery analysis, and (G) a copy of all cancelled checks relating to payments of taxes deferred in connection with Parent's bankruptcy reorganization plan, all of which shall be set forth in a form and shall contain such information as is acceptable to Lender.

          (iii)  Borrower will conduct a physical inventory count no less frequently than annually, adjust Borrower's records to reflect the results of the count and deliver to Lender monthly a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Lender may require.

          (iv)  At Lender's request, Borrower shall conduct such physical inventory counts, and the Obligors deliver the information contemplated by this Section 9, more or less often than described herein and such other information with respect to the Collateral, any Obligor or any Obligor's business or financial condition as Lender may reasonably request.

        (c)    Parent Financials.    Within thirty days after each fiscal quarter end, Parent shall deliver to Lender Parent's consolidated financial statements as of such quarter-end, in such form as Lender may reasonably request.

        (d)    Other Information.    The Obligors will notify Lender as promptly as possible of any Default, any receipt by any Obligor of notice from any governmental authority that any Obligor has or may have violated any law, rule or regulation applicable to such Obligor or the terms or conditions of any permit or license such Obligor holds or is required to hold in connection with the conduct of such Obligor's business, any amendment to any Obligor's constituent documents and any change in Borrower's management or ownership, and the commencement of any material litigation, claim or action against any Obligor.

        10.    Inspection Rights; Expenses; Etc.

        (a)    Inspection.    Lender may examine and make copies of each Obligor's records, the Collateral and all other assets of each Obligor or any portion thereof, wherever located, and may enter upon each Obligor's premises for such purposes, without notice, during business hours. Each Obligor will assist Lender in whatever way necessary to make each such examination. Lender may discuss each Obligor's financial condition with such Obligor's independent accountants without liability to Lender or such accountants, so long as an officer of such Obligor has been offered a reasonable opportunity to participate in such discussion.

        (b)    Performance by Lender.    While any Default exists, Lender may, from time to time at Lender's option, perform any agreement of any Obligor's hereunder which such Obligor fails to perform (provided, however, that, except with respect to any failure by any Obligor to maintain any insurance on the Collateral required hereunder or to prevent the Collateral from becoming subject to any Lien other than a Permitted Lien, Lender shall give at least five days prior notice to the Obligors prior to any such performance by Lender) and take any other action which Lender deems necessary for the maintenance or preservation of any of the Collateral or Lender's interest therein, and Borrower agrees to reimburse Lender immediately on demand for all of Lender's expenses in connection with the foregoing

(including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrower.

        (c)    Field Examinations; Inspections.    Lender shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, each Obligor's books and records and all other aspects of each Obligor's business. Borrower agrees to pay for such examinations as more fully described on Item 26 of the Schedule. Lender shall have full access to all records available to any Obligor from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Lender may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Lender as provided herein.

        11.    Rights of Setoff, Application of Payments, Etc.    While a Default exists, Lender will be entitled to hold or set off against the Obligations then due and owing all sums and all other property of any Obligor at any time to any Obligor's credit or in Lender's possession (or the possession of any of Lender's Affiliates) by pledge or otherwise or upon or in which Lender may have a Lien, as security for any and all of the Obligations. Lender will have the right and is hereby irrevocably authorized and directed to charge to Borrower's account the amounts of any and all such Obligations. Recourse to the Collateral or other security for the Obligations will not at any time be required and each Obligor hereby waives any right of marshalling such Obligor may have. Borrower's obligation to pay or repay the Obligations is unconditional. Each Obligor agrees that Lender may take such action with regard to the custody and collection of Accounts assigned to Lender as Lender may deem necessary. Each Obligor agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Lender receives a written request for specific action from the applicable with regard thereto and fails to respond thereto within a commercially reasonable time. Each Obligor irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of any Obligor (including any rights such Obligor may have under Section 13-4-42 of the Official Code of Georgia), and each Obligor hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner and in such order as Lender may deem advisable.

        12.    Attorney-in-Fact.

          (a)   Borrower hereby appoints and constitutes Lender as Borrower's attorney-in-fact: (i) at any time, (A) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Lender's possession and to deposit or otherwise collect the same; (ii) to send verifications of Accounts to Customers; and (iii) to execute in Borrower's name any financing statements, affidavits and notices with regard to any and all Lien rights (including any title affidavits, certificates or other documents necessary or desirable to note Lender's or Borrower's security interest on a certificate of title for any motor vehicle of Borrower or any Customer or to release any such security interest of Borrower); and (ii) while any Default exists, (i) to receive, open, and dispose of all mail addressed to Borrower; (ii) to notify the postal authorities to change the address and delivery of mail addressed to Borrower to such address as Lender may designate; (iii) to sign Borrower's name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; and (iv) to do all other acts and things necessary to carry out this Agreement.

          (b)   Parent hereby appoints and constitutes Lender as Parent's attorney-in-fact: (i) at any time, to execute in Parent's name any financing statements, affidavits and notices with regard to any and all Lien rights of Lender hereunder or any other Loan Document; and (ii) while any

  Default exists, to take such actions in order to take possession of, sell or otherwise realize upon the Collateral of Parent as Lender deems appropriate.

          (c)   All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Lender has any commitment to Borrower under this Agreement or otherwise.

        13.    Defaults and Remedies.

        (a)    Defaults.    For purposes of this Agreement, "Default" means the occurrence of any of the following events: (i) non-payment of any amount payable on any of the Obligations within two days following the due date thereof or breach of any covenant or failure to perform any agreement or failure to meet any of any Obligor's obligations contained herein, in any other Loan Document or in any agreement out of which any of the Obligations arose; provided, however, that no Default shall exist under Section 7(c), 7(d), 7(g), 7(i) or 9(a) of this Agreement unless the Obligors fail to cure such noncompliance within five days; (ii) non-payment when due of the premium on any insurance policy required to be maintained hereunder; (iii) any statement, representation, or warranty made in writing in this Agreement or in any other writing or statement at any time furnished or made by any Obligor to Lender proves to have been untrue in any material respect as of the date furnished or made; (iv) any Obligor's default under any other agreement for borrowed money or any other agreement involving more than the amount set forth on Item 27 of the Schedule; (v) suspension of the operation of Borrower's present business; (vi) any Obligor or any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, including, but not limited to, any guarantor thereof (individually a "Credit Party" and collectively, the "Credit Parties"), becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Credit Party alleging that such Credit Party is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is filed by or against any Credit Party, and in the case of any such involuntary proceeding, such proceeding continues undismissed or unstayed for 30 consecutive calendar days or any order granting the relief requested shall be entered; (vii) entry of any judgment in excess of the amount set forth on Item 28 of the Schedule against any Credit Party or creation, assertion, or filing of any judgment or tax Lien against the property of any Credit Party, in each case which remains undischarged for 10 days after such entry or filing, unless Lender receives evidence satisfactory to Lender in its discretion that such Credit Party has set aside cash reserves sufficient to satisfy any such judgment or tax Lien in full, including all interest and penalties with respect therewith; (viii) death of any Credit Party who was a natural person, or death or withdrawal of any partner of any Credit Party which is a partnership, or dissolution, merger, or consolidation of any Credit Party which is a corporation, partnership or limited liability company; (ix) transfer of a substantial part (determined by market value) of the property of any Credit Party; (x) sale, transfer or exchange, either directly or indirectly, of a controlling stock or equity ownership interest of any Credit Party; (xi) termination, unenforceability or withdrawal of any guaranty for the Obligations, or failure of any Credit Party to perform any of its obligations under such a guaranty or assertion by any Credit Party that it has no liability or obligation under such a guaranty; (xii) appointment of a receiver for the Collateral or for any other property in which any Credit Party has an interest; (xiii) seizure of any Collateral by any Person other than Lender (other than immaterial amounts of Collateral consisting of stolen goods which may from time to time be seized by the police); (xiv) any person identified on Item 29 of the Schedule shall for any reason cease to hold the office of the applicable Obligor set forth opposite such person's name on Item 29 of the Schedule and a replacement satisfactory to Lender shall not be appointed within 60 days; (xv) the occurrence of any act, omission, event or circumstance which has or could reasonably be excepted to have a materially adverse effect on any Credit Party; (xvi) payment by any Obligor on any Subordinated Debt in violation of the applicable subordination agreement; (xvii) Parent's failure to make any payment when due with respect to any Priority Tax Claim (giving effect to any applicable notice or cure period), or (xviii) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any of any Obligor's employee pension benefit plans.

        (b)    Remedies.    If a Default occurs and is continuing:

            (i)  Lender may, without demand or notice to any Obligor, terminate Lender's commitment, if any, to make loans or to extend other financial accommodations to Borrower, and may declare the entire principal amount of all loans outstanding hereunder, all interest thereon, any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a Default described under clause (vi) of Section 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind. Borrower agrees to deposit with Lender a cash sum equal to the amount of letters of credit and acceptances issued or guaranteed by Lender or any Affiliate of Lender which have not been drawn upon or matured, which funds will be used to reimburse Lender or such Affiliate of Lender upon drawing under any letter of credit or maturity of any acceptances.

           (ii)  Lender may decrease the advance rates set forth in the definition of "Borrowing Base" in Lender's discretion.

          (iii)  Lender or Lender's designee may notify Customers that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account.

          (iv)  Without notice to or demand upon any Obligor or any other Person, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Each Obligor authorizes Lender to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Lender's opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

           (v)  Lender may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale. Without limiting the generality of the foregoing, Lender may exercise any rights or remedies of Borrower under any pawn contracts.

          (vi)  Lender may, without notice to any Obligor except as expressly provided herein, at Lender's option, exercise any of the remedies available to Lender as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Lender under applicable law. Each Obligor agrees, upon Default, to cease the sale or other disposition of the Collateral, except with Lender's prior written consent, and to assemble at Borrower's expense all the Collateral at a convenient place acceptable to Lender. Lender may charge to Borrower's loan account and Borrower will pay Lender upon demand all costs and expenses, including reasonable attorneys' fees (including fees of attorneys that are regular salaried employees of Lender or any of its Affiliates), in connection with: (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Lender or against any Obligor concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations. If at any time Lender pays any state, city, local, federal, or other tax or levy attributable to the Collateral,

  Borrower will repay to Lender the amount of tax so paid by Lender. Each Obligor agrees that Lender may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Lender's security interest. Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Lender.

        (c)    Notices.    If any notice of intended disposition of the Collateral or of any other act by Lender is required by law and a specific time period is not stated therein, such notice, if given five days before such disposition or act, in accordance with the provisions of Section 16(a), will be deemed reasonably and properly given.

        (d)    License.    Each Obligor hereby grants to Lender a license or other right to use, without charge, such Obligor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and such Obligor's rights under all licenses, and all franchise agreements shall inure to Lender's benefit.

        (e)    Remedies Cumulative.    Lender's rights and remedies under this Agreement and all other Loan Documents shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on any Obligor's part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it.

        14.    Indemnification.    Borrower agrees to defend, indemnify, and hold harmless Lender and Lender's directors, officers, employees, Affiliates, representatives, attorneys and agents (each an "Indemnified Person") from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby (other than any such amounts arising from the gross negligence or willful misconduct of the applicable Indemnified Person), including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with any Obligor's business on, at or from any property at any time owned or operated by any Obligor, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

        15.    Parent Guaranty.

        (a)    Guaranty.    Parent hereby unconditionally and irrevocably guarantees the full payment and performance by Borrower of all of the Obligations, whether now existing or hereafter arising. Parent hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any loan or any other Obligation, Parent will forthwith pay the same, without notice or demand.

        (b)    Obligations Absolute.    Parent agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. All Obligations shall be conclusively presumed to have been created in reliance hereon. Parent's obligations under this Agreement shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (ii) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise; (iii) any taking, exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (iv) any change, restructuring or termination of the corporate structure or existence of Borrower or any other guarantor; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent or Borrower. Parent's obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made. Parent's obligations under this Agreement may be deemed by Lender to be an agreement of guaranty or surety.

        (c)    Waiver of Suretyship Defenses.    Parent agrees that the liability of Parent provided for in clause (a) above shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which any Obligor may hereafter agree (other than an agreement signed by Lender specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with Borrower or with any other Person, Parent hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of Parent is direct and unconditional as to all of the Obligations, and may be enforced without requiring Lender first to resort to any other right, remedy or security. Parent hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Document and any requirement that Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Borrower or any other Person or any Collateral, including any rights Parent may otherwise have under Official Code of Georgia Annotated Section 10-7-24 or any successor statute or any analogous statute in any jurisdiction under the laws of which Parent is incorporated or in which Parent conducts business. To the extent that, notwithstanding the foregoing waivers, any notice is required to be delivered to Parent under the provisions of any applicable law, this Agreement or any other Loan Document, Parent hereby appoints Borrower, and Borrower shall act, as Parent's agent for the purpose of receiving such notice.

        (d)    Contribution and Indemnification.    All rights and claims of contribution, indemnification and reimbursement by Parent against Borrower for any payments made by Parent hereunder shall be subordinate in right of payment to the prior payment in full of the Obligations.

        16.    General Provisions.

        (a)    Notices.    Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing. Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender's facsimile device. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to Lender or any Obligor will be sent to the addresses set forth on Item 30 of the Schedule, or any other address for any Obligor or Lender of which the other is notified by like notice.

        (b)    Governing Law.    This Agreement will be governed by and construed and enforced according to the laws of the State of Georgia.

        (c)    No Waiver.    No waiver hereunder will be valid unless in writing signed by Lender and then only to the extent therein stated. No delay or failure on Lender's part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Lender's right to exercise any other right or remedy.

        (d)    Time of Essence.    Time is of the essence of this Agreement.

        (e)    Severability.    Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        (f)    Successors and Assigns.    The Obligors' and Lender's rights and obligations hereunder will inure to the benefit of the Obligors' and Lender's respective successors and assigns, provided that each Obligor acknowledges and agrees that without Lender's prior written consent, which may be withheld for any reason or no reason, no Obligor may assign such Obligor's rights or obligations or any part thereof hereunder to any other Person. Lender may assign this Agreement and its rights and duties hereunder. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits hereunder.

        (g)    Submission to Jurisdiction, Service, Etc.    (i) Each Obligor agrees that any suit, action or proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Documents, the Obligations, the relationship between Borrower and/or Parent and Lender created hereby, or arising out of any judgment against any Obligor entered by any court or other tribunal of competent jurisdiction with respect to the enforcement of this Agreement, may be instituted in any state court located in the state of Georgia or the United States District Court for the Northern District of Georgia or in any other court having subject matter jurisdiction, as Lender may select in Lender's sole discretion. Each Obligor hereby expressly and irrevocably submits and consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, hereby waiving personal service of the summons and complaint, or other process or papers issued therein. Each Obligor hereby waives, to the fullest extent permitted by law, any objection such Obligor may have to the venue of any such suit, action or proceeding. Further, each Obligor hereby irrevocably waives, to the fullest extent such Obligor may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each Obligor further agrees that a final judgment in any such suit, action or proceeding brought in any such court or tribunal will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (ii)  Each Obligor hereby agrees that service of process mailed or delivered to such Obligor at the Obligors' address for notices provided herein will be deemed in every respect effective service of process upon each Obligor in any such suit, action or proceeding in any such court or tribunal and will be taken and held to be valid, personal service on such Obligor, irrespective of whether such Obligor will then be doing, or at any time will have done, business within the State of Georgia.

          (iii)  Nothing in this Section 16(g) will affect Lender's right to serve legal process in any other manner permitted by law or affect Lender's right to bring any action or proceeding against any Obligor or any Obligor's property in the courts of any other jurisdiction.

        (h)    Waiver of Jury Trial.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY PARTY'S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. EACH OBLIGOR AND LENDER ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

        (i)    Waiver of Hearing.    EACH OBLIGOR HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH SUCH OBLIGOR HAS UNDER CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR

PROVISION OF APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO THE ISSUANCE OF A WRIT OF POSSESSION ENTITLING LENDER, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON A DEFAULT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING ANY OTHER RIGHT WHICH LENDER MAY HAVE, EACH OBLIGOR CONSENTS THAT, IF LENDER FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION IN COMPLIANCE WITH SECTIONS 44-14-261 AND 44-14-262 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE FORTHWITH AN IMMEDIATE WRIT OF POSSESSION IN ACCORDANCE WITH CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND AS OTHERWISE REQUIRED BY SECTION 44-14-263 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW.

        (j)    Expenses.    Borrower shall pay on demand all of Lender's costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, administration and enforcement of this Agreement, including the reasonable fees and out-of-pocket expenses of Lender's counsel, in each case whether incurred on, prior or subsequent to the Agreement Date; provided, however that Borrower shall not be obligated to pay more than $20,000 in due diligence expenses in connection with the original underwriting and closing of the credit facility evidenced hereby (it being understood that the fees and out-of-pocket expenses of legal counsel to Lender shall not be subject to such $20,000 limitation and that Borrower shall reimburse Lender for the full amount of such fees and expenses). In addition, Borrower shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder. Such amounts may be charged by Lender to Borrower's account as one or more loans hereunder. All provisions in this Agreement providing for the payment or reimbursement of Lender's attorneys' fees and expenses include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

        (k)    Execution in Counterparts.    This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement.

        (l)    Entire Agreement.    This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

        IN WITNESS WHEREOF, Borrower, Parent and Lender have executed this Agreement as of the day and year first above written.

PAWNMART, INC.
By:	/s/ Robert W. Schleizer Robert W. Schleizer, Executive Vice President
XPONENTIAL, INC.
By:	/s/ Robert W. Schleizer Robert W. Schleizer, Chief Financial Officer
FCC, LLC, d/b/a FIRST CAPITAL
By:	/s/ Evan Jones Evan Jones, Senior Vice President

NOTARY JURAT FOR EXECUTION OF
WRITTEN OBLIGATIONS TO PAY MONEY

        On this the 17th day of June, 2004, before me, the undersigned, a Notary Public in and for the State of Texas, County of Dallas, Robert W. Schleizer personally appeared, who is personally known to me or proved to me on the basis of satisfactory evidence to be the Executive Vice President of PawnMart, Inc., a Nevada corporation, who, being by me first duly sworn, stated that:

        1.     He executed the foregoing Loan and Security Agreement on behalf of such corporation pursuant to its by-laws or a resolution of its board of directors, said execution taking place in the State of Texas, County of Dallas; and

        2.     He has this day delivered the foregoing Loan and Security Agreement to FCC, LLC, d/b/a FIRST CAPITAL, at Cobb County, Georgia [via personal delivery] [via overnight courier].

Signature of Borrower's Officer:
By:	/s/ Robert W. Schleizer Robert W. Schleizer
Sworn to and subscribed before me this 17th day of June, 2004:
/s/ Bevi J. Childers Notary Signature
My Commission Expires: 09-29-05
[Affix Notarial Seal]

NOTARY JURAT FOR EXECUTION OF
WRITTEN OBLIGATIONS TO PAY MONEY

        On this the 17th day of June, 2004, before me, the undersigned, a Notary Public in and for the State of Texas, County of Dallas, Robert W. Schleizer personally appeared, who is personally known to me or proved to me on the basis of satisfactory evidence to be the Chief Financial Officer of Xponential, Inc., a Delaware corporation, who, being by me first duly sworn, stated that:

        1.     He executed the foregoing Loan and Security Agreement on behalf of such corporation pursuant to its by-laws or a resolution of its board of directors, said execution taking place in the State of Texas, County of Dallas; and

        2.     He has this day delivered the foregoing Loan and Security Agreement to FCC, LLC, d/b/a FIRST CAPITAL, at Cobb County, Georgia [via personal delivery] [via overnight courier].

Signature of Borrower's Officer:
By:	/s/ Robert W. Schleizer Robert W. Schleizer
Sworn to and subscribed before me this 17th day of June, 2004:
/s/ Bevi J. Childers Notary Signature
My Commission Expires: 09-29-05
[Affix Notarial Seal]

AFFIDAVIT REGARDING DELIVERY

        On this the            day of June, 2004, before me, the undersigned, a Notary Public in and for the State of Georgia, County of                        , Evan Jones personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be a Senior Vice President of FCC, LLC, d/b/a FIRST CAPITAL, who, being by me first duly sworn, stated that he has received delivery of the foregoing Loan and Security Agreement on behalf of FCC, LLC, d/b/a FIRST CAPITAL in the State of Georgia, County of Cobb.

Signature of Officer of FCC, LLC, d/b/a First Capital
Sworn to and subscribed before me this day of June, 2004:
Notary Signature
My Commission Expires:
[Affix Notarial Seal]

SCHEDULE

        This Schedule is a part of the foregoing Loan and Security Agreement dated as of June 17, 2004, among PAWNMART, INC., as borrower ("Borrower"), XPONENTIAL, INC., as guarantor ("Parent"), and FCC, LLC, d/b/a FIRST CAPITAL, as lender ("Lender").

1.     Borrowing Base

        "Borrowing Base" means, at any time, an amount equal to:

  (a)
  the lesser of:

  (i)
  $4,500,000, and

  (ii)
  the sum of:

  (A)
  75% of the dollar amount of Eligible Accounts; plus

  (B)
  the lesser of:

    (1)
    $1,000,000, and

    (2)
    30% of the dollar value (determined at the lower of Borrower's Cost or market value) of Eligible Inventory;

    provided, however, that the amount advanced pursuant to the foregoing clause (a)(ii) shall not exceed 35% of the total principal amount of loans outstanding hereunder at any time;

  minus

  (b)
  the sum of:

  (i)
  a reserve in the amount of $1,000,000;

  (ii)
  a reserve in an amount to be determined by Lender in the event that, for any calendar quarter, Borrower's Cost for all goods sold during such period divided by Borrower's gross sales (excluding all pawn service charges, finance charges and similar items) during such period is greater than 0.80; plus

  (iii)
  a reserve in an amount to be determined by Lender in the event that, for any consecutive three-month period, the dollar amount of Pawn Loans that result in a forfeiture by the Customer of the Pawned Item exceeds 70% of the aggregate dollar amount of all Pawn Loans advanced during such period; plus

  (iv)
  a reserve in an amount to be determined by Lender in the event that the dollar amount of Pawn Loans for which the underlying Pawned Items consisting of a single product category (such as motor vehicles, jewelry, or general merchandise) exceeds 40% of the total amount of Pawn Loans at any time; plus

  (v)
  such other reserves as Lender may establish from time to time in its discretion, plus

  (vi)
  the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued or created by Lender or any Affiliate of Lender for Borrower's account.

2.     Permitted Liens

        Existing Liens:

State Tax Liens recorded in Greenville County, South Carolina:

  No. 2001-69939 filed Aug 3, 2001—South Carolina Department of Revenue—$1,305.32
  No. 2001-69940 filed Aug 3, 2001—South Carolina Department of Revenue—$1,958.47
  No. 2001-69941 filed Aug 3, 2001—South Carolina Department of Revenue—$920.75
  No. 2001-83545 filed Sept. 17, 2001—South Carolina Dept. of Revenue—$1,684.12
  No. 2001-83596 filed Sept. 17, 2001—South Carolina Dept. of Revenue—$600.11
  No. 2001-854323 filed Sept. 21, 2001—South Carolina Dept. of Revenue—$624.03
  No. 2001-107241 filed Nov. 28, 2001—South Carolina Dept. of Revenue—$4,133.14
  No. 2001-107242 filed Nov. 28, 2001—South Carolina Dept. of Revenue—$3,143.73
  No. 2001-107243 filed Nov. 28, 2001—South Carolina Dept. of Revenue—$2,932.22
  No. 2001-107616 filed Nov. 29, 2001—South Carolina Dept. of Revenue—$530.94
  No. 2001-111334 filed Dec. 6, 2001—South Carolina Dept. of Revenue—$4,217.31
  No. 2002-9467 filed Jan. 30, 2002—South Carolina Dept. of Revenue—$622.16
  No. 2002-39556 filed April 29, 2002—South Carolina Dept. of Revenue—$3,919.84

State Tax Lien Recorded in Mobile County, Alabama:

        No. 2003111227 filed 12-19-2003, State of Alabama—Department of Revenue—$4,410.72

State Tax Lien Recorded in Douglas County, Georgia:

        Book 28, Page 281 filed 4-12-2001, State of Georgia—$6,262.25

State Tax Lien Recorded in Johnson County, Texas:

        No. 15552 filed 6-20-2001, State of Texas—$5,065.42

Judgments Recorded in Fulton County, Georgia:

  Book 4219, Page 29 filed December 17, 1998, The City of Atlanta vs. Pawnmart, Inc.—$32.98
  Book 4938, Page 657 filed November 9, 2000, Fulton County Tax Commissioner vs. Pawnmart, Inc. #40—$1,142.48
  Book 4934, Page 614 filed November 9, 2000, The State of Georgia and Fulton County vs. Pawnmart #12—$3,041.52
  Book 9936, Page 142 filed January 24, 2003, The City of Atlanta, Georgia and Pawnmart, Inc. #40—$3,028.78
  Book 9936, Page 143 filed January 24, 2003, The State of Georgia and Fulton County vs. Pawnmart, Inc. #40—$1,207.25

3.     Persons Authorized to Request Loans

Name:	Title:
Dwayne A. Moyers	Chief Executive Officer
Robert W. Schleizer	Chief Financial Officer
4.
Collection Days:    Three Business Days

5.     Conditions To Initial Loans

1.
Borrower shall have received a cash equity investment of at least $1,000,000 from Parent.

2.
Items listed below are required to be delivered, in form and substance satisfactory to Lender in its sole discretion, as a condition to Lender's obligation to fund the initial loan or extend the first financial accommodation to Borrower under this Agreement.

Certified copy of articles/certificate of incorporation of each Obligor

Bylaws of each Obligor

Secretary's certificate for each Obligor as to constituent documents, bylaws, authorizing action (e.g., corporate resolutions) and incumbency of officers/status and specimen signatures of authorized signers

Good Standing Certificate (state of organization and all other states in which the applicable Obligor is qualified to do business)

Lien search results

Payoff letter from Comerica Bank and any other lender whose loans are to be refinanced from proceeds of loans made under this Agreement

Lien termination documents from Comerica Bank and any other creditor whose filings are to be terminated, etc.

Validity Guaranty/Support Agreement from each Support Party

Financial statements

Borrowing Base Certificate as of a date acceptable to Lender, together with supporting documentation and schedules of Accounts and Inventory

Financing statements

Officer's certificate as to representations, warranties and no defaults

Solvency certificates for each Obligor and any other guarantor

Opinion letter of Obligors' legal counsel

All other items described on the Schedule of Closing Documents previously delivered by Lender or Lender's counsel to Borrower or Borrower's counsel

6.
Termination Date:    This Agreement will terminate on the third anniversary of the Agreement Date.

7.
Interest Margin:    2.00%

8.
Default Margin:    3.00%

9.     Fees

a.
Upon execution of this Agreement, in consideration of Lender's structuring, approving and committing to this Agreement, but without affecting Borrower's obligation to reimburse Lender for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Borrower agrees to pay Lender a fee in the amount of $40,000 which will be fully earned on the Agreement Date and non-refundable when paid.

b.
For services performed by Lender in connection with Lender's continuing administration hereof, Borrower shall pay to Lender a fee of $33,750 on the first anniversary of the Agreement Date and $22,500 on the second anniversary of the Agreement Date.

c.
In consideration of the maintenance of Lender's commitment hereunder, Borrower will pay Lender a fee at the rate of 0.25% per annum on the daily average unused portion of Lender's commitment to make revolving loans hereunder, payable monthly in arrears on the first day of each calendar month, beginning on the first such date following the Agreement Date.

d.
For services performed by Lender in connection with Lender's continuing administration hereof, Borrower shall pay to Lender a monthly fee equal to the greater of (i) $3,000, and (ii) 0.25% of the average outstanding loan balance during the immediately preceding month. Such fee is payable monthly on the first day of each calendar month beginning with the first such date following the Agreement Date, and continuing so long as any loan shall remain outstanding or this Agreement shall not have been terminated.

All of the foregoing fees constitute compensation to Lender for services rendered and are not interest or a charge for the use of money. Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

10.   Organizational Information

  Exact Legal Name of Borrower: PawnMart, Inc.
   State of Organization: Nevada
   Type of Organization: Corporation
   Organizational Identification Number: C2291-2003

  Exact Legal Name of Parent: Xponential, Inc.
   State of Organization: Delaware
   Type of Organization: Corporation
   Organizational Identification Number: 2368084

11.
Subsidiaries and Investments in Other Persons:    Borrower has no subsidiaries or investments in other Persons.

12.
Pending Litigation:

  Everette Johnson vs. PawnMart, Inc., filed in the Superior Court of Gwinnett County, Civil Action File No. 03-A-6563-4. Action arises out of the repossession of a car for non-payment of interest. Damages are sought under TILA totaling $600 plus attorneys' fees (approximately $3000 total). Fred Stokes & Associates is handling the lawsuit for PawnMart, Inc.

13.   Existing Debt and Guarantees:

        Borrower is indebted to AFCO with respect to certain insurance premiums in the amount of $7,164.04. This debt is unsecured by any assets of Borrower. Borrower and Parent are indebted to Comerica in the amount of approximately $3,381,800, which indebtedness will be repaid in full on the Agreement Date.

        Parent is indebted to various state and local governments in the aggregate principal amount of $406,926.53 with respect to tax claims as described in Item 2 of the Schedule, all of which constitute Priority Tax Claims. Parent is also indebted to Vertical Computer Systems, Inc. in the amount of $14,383.46, and such indebtedness is unsecured by any assets of Parent.

14.
Prior Legal Names of Borrower: None.

        Prior or Current Trade or Fictitious Names of Borrower:    None.

        Mergers and Acquisitions of Borrower:    None.

        Prior Legal Names of Parent:    Parent changed its name from "PawnMart, Inc." to "Xponential, Inc." on February 28, 2003.

        Prior or Current Trade or Fictitious Names of Parent:    Pawnco, Inc. and PawnMart, Inc.

        Mergers and Acquisitions of Parent:    Parent merged with C/M Holdings, Inc., a Texas corporation, on August 30, 2002, with Parent being the surviving entity.

15.   Locations of Offices and Collateral

  Current Chief Executive Office of Borrower:
  2175 Old Concord Road, Suite 200
  Smyrna, Georgia 30080

  Other Locations of Chief Executive Office of Borrower in past five years: None.

  Other Current Collateral Locations of Borrower:

  7471 Highway 85, Suite C & D
  Riverdale, Georgia 30274

  5966 Fairburn Road
  Douglasville, Georgia 30134

  192 Scenic Highway
  Lawrenceville, Georgia 30045

  5847 Albermarle Road
  Charlotte, North Carolina 28212

  4325 South Boulevard
  Charlotte, North Carolina 28209

  2419 Shorter Avenue
  Rome, Georgia 30165

  1858 Cheshire Bridge Road
  Atlanta, Georgia 30324

  4900 Memorial Drive
  Stone Mountain, Georgia 30083

  460 Highway 53 East
  Calhoun, Georgia 30701

  316 Cobb Parkway
  Marietta, Georgia 30060

  5222 N. Henry Boulevard, Unit 1
  Stockbridge, Georgia 30251

  6167 Memorial Drive
  Stone Mountain, Georgia 30083

  4270 Lawrenceville Highway
  Lilburn, Georgia 30047

  1168 Jesse Jewel
  Gainesville, Georgia 30501

  400 East Wade Hampton
  Greer, South Carolina 29651

  4554 North Tryon
  Charlotte, North Carolina 28213

  2600-B East Walnut Avenue
  Dalton, Georgia 30721

  1501 Taylor Street
  Griffin, Georgia 30224

  5445 Old National Highway
  College Park, Georgia 30349

  4679 Jonesboro Road
  Forest Park, Georgia 30297

  6125-C Covington Highway
  Decatur, Georgia 30035

  436 Beaver Ruin Road
  Norcross, Georgia 30071

  295-A Athens Highway SE
  Loganville, Georgia 30052

  3355 Highway 78, Suite B
  Snellville, Georgia 30078

  5548 Peachtree Industrial Boulevard
  Chamblee, Georgia 30341

  4814 Highway 78, Suite 11
  Lilburn, Georgia 30047

16.
Ownership Structure:    Parent owns 100% of the outstanding capital stock of Borrower.

17.
Owned Real Property of Borrower:    None.

        Leased Real Property of Borrower (including legal name of landlord and monthly rent):

Address:	Landlord:	Monthly Rent:
2175 Old Concord Road, Suite 200 Smyrna, Georgia 30080	CNI, Ltd.	$3,500.00
7471 Highway 85, Suite C & D Riverdale, Georgia 30274	Brad Bradford Realty	5,500.00
5966 Fairburn Road Douglasville, Georgia 30134	Raymond E. Frost & Patricia A. Frost	4,950.00
192 Scenic Highway Lawrenceville, Georgia 30045	D & L Leasing, Ltd	4,048.30
5847 Albermarle Road Charlotte, North Carolina 28212	Sitaris Properties	4,932.33
4325 South Boulevard Charlotte, North Carolina 28209	Philip Katapolis & Mary Katapolis	3,465.00
2419 Shorter Avenue Rome, Georgia 30165	Brooke Temple (2 leases)	3,250.00
1858 Cheshire Bridge Road Atlanta, Georgia 30324	M & M Interest, LLC	6,450.00

4900 Memorial Drive Stone Mountain, Georgia 30083	Elias J. Livaditas & James B. Livaditas, co-executors of John B. Livaditas et al	4,800.00
460 Highway 53 East Calhoun, Georgia 30701	Peach State Finance and Leasing, Inc.	4,620.00
316 Cobb Parkway Marietta, Georgia 30060	Hubert Properties R. P. & S. Alan Aycock & Harold S. Willingham	7,000.00
5222 N. Henry Boulevard, Unit 1 Stockbridge, Georgia 30251	Brad Bradford Realty	5,175.00
6167 Memorial Drive Stone Mountain, Georgia 30083	Memorial Drive Joint Venture	5,700.00
4270 Lawrenceville Highway Lilburn, Georgia 30047	D & Leasing, Ltd	5,750.00
1168 Jesse Jewel Gainesville, Georgia 30501	Exennium Investments, Inc.	4,505.42
400 East Wade Hampton Greer, South Carolina 29651	Joseph Ray Johnson & James M. Massie	4,000.00
4554 North Tryon Charlotte, North Carolina 28213	Fog Capital Retail Investors, LLC	4,350.55
2600-B East Walnut Avenue Dalton, Georgia 30721	Troy & Don Phillips	3,300.00
1501 Taylor Street Griffin, Georgia 30224	Fog Capital Retail Investors, LLC	3,375.00
5445 Old National Highway College Park, Georgia 30349	Chao Yung Wang	3,008.00
4679 Jonesboro Road Forest Park, Georgia 30297	Hoi V. Nguyen	3,008.00
6125-C Covington Highway Decatur, Georgia 30035	Panola Point, LLC	3,523.80
436 Beaver Ruin Road Norcross, Georgia 30071	Cash Tank, L.P.	2,600.00
295-A Athens Highway SE Loganville, Georgia 30052	APCI	4,080.00
3355 Highway 78, Suite B Snellville, Georgia 30078	W. H. Britt	3,550.00
5548 Peachtree Industrial Boulevard Chamblee, Georgia 30341	JDN Realty Corp	2,575.00
4814 Highway 78, Suite 11 Lilburn, Georgia 30047	John Hardy Jones	2,381.00

Warehousemen, processors, consignees or other bailees in possession or control of any Inventory (include name, address where Inventory is stored and description of the arrangement):

Armored Car pickup:

        Effective May 2004, Borrower engaged Dunbar Armored to pick up cash deposits and collect jewelry for processing in Borrower's jewelry center. Dunbar picks up cash on Tuesday and Thursday for deposits at 23 store locations. Jewelry picked up on Tuesday from the stores is kept at Dunbar's location overnight. Jewelry picked at the jewelry center on Wednesday for delivery to the stores on Thursdays is also kept at Dunbar's location.

Their physical address is:

775 Great SW Pkwy
Atlanta, GA 30336

Jewelry

        All jewelry is picked up by Dunbar or shipped via registered mail from store locations to Borrower's jewelry center at 2175 Old Concord Rd, Suite 200, Smyrna, GA and processed for repair, pricing and/or scrap.

All repairs and pricing are performed at:

My Jeweler Inc.
2300 Spring Road
Atlanta, GA 30339

My Jeweler, Inc. picks up and delivers from the jewelry center.

        Borrower scraps/smelts broken jewelry into gold and silver and sells the metal to the smelter in the normal course of business. The jewelry in transit is the responsibility of Advance Chemical Company, the smelter. They are located at:

Advanced Chemical Company
105 Bellows Street
Warwick, Rhode Island 02888

        Advanced returns the stones remaining from the smelting to Borrower and is responsible for them until received by Borrower.

  Cars

        Borrower repossesses and sells defaulted cars recovered in its collection process. At any time, a repossession company may hold several recovered vehicles for Borrower's benefit until they are delivered to Borrower or until they are delivered to a public auction location at Borrower's request. The recovery firms and the auction firms currently utilized by Borrower follow:

Fulton Wrecker Service
726 Starcrest Lane
Marietta, GA 30066

NIR
2070 Covington Highway
Conyers, GA 30012

Crown Recovery
P.O. Box 2816
Acworth, GA 30102

North Georgia Recovery
P.O. Box 292
Rome, GA 30162

3D recovery
5529 Atlanta Highway
Flowery Branch, GA 30452

FastTrack Transport
372 Trotters Ridge
Lawrenceville, GA 30043

Interstate Recovery
P.O. Box 608
Loganville, GA 30052

Big Dog Recovery
702 Cavendar Rd
Dalton, GA 30721

Brantley Transport
3450 Old Due West Rod
Marietta, GA 30064

Greenville Auto Recovery
P.O. Box 1482
Greenville, SC 29602

Palmetto State Recovery Svs.
P.O. Box 148
Piedmont, SC 29673

Nightbreed Recovery
174 Darien Ct.
Jonesboro, GA 30208

Bill Sue
1006 West Sanctuary Rd.
Chattanooga, TN 37421

Avondale Industrial Towing
1761 Gerrard Rd
Lavonia, GA 30553

R&R Towing
331 Sumter Dr.
Marietta, GA 30066

Stanley Motors
868 Forest Parkway
Forest Park, GA 30297

        Borrower acknowledges and agrees that any motor vehicles, jewelry or other Inventory which is not in the possession and control of Borrower at one of the collateral locations specified in Item 15 of the Schedule shall not constitute Eligible Inventory.

18.   Bank Accounts:

Comerica Bank—	1851334100 Operating 1851334118 Payroll 1851334126 LOC Clearing 1851334142 Merchants Clearing 1851334134 Telecheck Clearing
SouthTrust—	70991541 Operating 70992861 Depository 70973600 Store Cash
Regions—	668309320318 Depository

19.   Commercial Tort Claims: None.

20.   Financial Covenants:

        (a)   Borrower shall maintain (without giving effect to the results of Parent), as of the last day of each month for the twelve-month period then ended, a ratio of Borrower's (i) net income (excluding extraordinary gains) before provision for interest expense, taxes, depreciation and amortization, to (ii) interest expense, plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on revolving loans under this Agreement), plus payments with respect to capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures, of at least 1.0 to 1. In the event that Parent makes any cash capital contribution to Borrower within ten days after the last day of the month for which such ratio is measured, the amount of such cash contribution shall be included in the numerator of such ratio for purposes of determining compliance with this covenant.

        (b)   Borrower shall maintain (without giving effect to the results of Parent) a ratio of (i) indebtedness for borrowed money, to (ii) Tangible Net Worth, of not more than 4.0 to 1 at all times. As used herein, "Tangible Net Worth" means, as of any date, the total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP, less all amounts due from any Obligor's Affiliates and the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investments in subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

        (c)   Borrower (without giving effect to the results of Parent) shall maintain an Inventory Turnover Ratio of at least 3.0 to 1 as of the end of each month for the twelve-month period then ended. As used herein, "Inventory Turnover Ratio" means the ratio of (i) Borrower's cost of goods sold, to (ii) (A) the sum of (1) the dollar amount of Borrower's Inventory as of the first day of such twelve-month period, plus (2) the dollar amount of Borrower's Inventory as of the last day of such twelve-month period, divided by (B) two.

21.   Borrower's Permitted Purchase Money Debt: $250,000

22.   Borrower's Permitted Capital Expenditures: $750,000 during any fiscal year

23.   Maximum Annual Increase in Officers' Compensation: Borrower represents and warrants to Lender that the aggregate compensation paid and to be paid to Borrower's officers and directors for Borrower's current fiscal year is $500,000. Such compensation shall not increase by more than 10% per fiscal year hereafter.

24.   Annual Financial Statements: To be audited and certified without qualification by an independent practicing certified public accountant reasonably acceptable to Lender.

25.   Borrowing Base Certificates: Borrower shall deliver to Lender a Borrowing Base Certificate by 11:00 a.m. on each Business Day, prepared as of the close of business on the immediately preceding Business Day.

26.   Field Examinations: Borrower agrees to pay to Lender Lender's customary fees and disbursements relating to field examinations of the Collateral, Borrower, Borrower's business and Borrower's books and records, which, as of the Agreement Date, are $850 per examiner per day plus all of the out-of-pocket examination costs and travel and other expenses incurred by such examiners; provided, however, that Borrower shall not be obligated to pay for more than four such field examinations per calendar year, it being understood that any such field examination conducted while a Default exists shall not count against such limitation.

27.   Cross Default Amount: $100,000

28.   Judgment Cross Default Amount: $100,000

29.   Change of Management Default:

Name	Office
Robert Schleizer	Chief Financial Officer of Borrower

30.   Notice Addresses:

If to any Obligor:	PawnMart, Inc. 2175 Old Concord Road SE, Suite 200 Smyrna, Georgia 30080 Attn.: Bob Schleizer Facsimile No.: 678-305-7213
With a copy to:	Holland, Johns, Schwartz & Penny, L.L.P. 306 West Seventh Street, Suite 500 Fort Worth, Texas 76102 Attn.: Margaret E. Holland Facsimile No.: 817-332-3140
If to Lender:	FCC, LLC, d/b/a First Capital 125 TownPark Drive, Suite 190 Kennesaw, Georgia 30144 Attn.: Brian J. Cuttic, Senior Vice President Facsimile No.: 678-594-5901
With a copy to:	Stephen D. Palmer, Esq. Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 Facsimile No.: 404-885-3995

EXHIBIT A

        [Attach form of Borrowing Base Certificate]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE
[TO BE PROVIDED ON BORROWER'S LETTERHEAD]

            , 200

FCC, LLC, d/b/a First Capital
125 TownPark Drive, Suite 190
Kennesaw, Georgia 30144
Attn.: Brian J. Cuttic, Senior Vice President

The undersigned, the                    of PAWNMART, INC., a Nevada corporation ("Borrower"), gives this certificate to FCC, LLC, d/b/a First Capital, a Florida limited liability company ("Lender"), in accordance with the requirements of that certain Loan and Security Agreement dated as of June 17, 2004 among Borrower, XPONENTIAL, INC., a Delaware corporation, and Lender (as amended from time to time, the "Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than:                    [if none, so state].

As of the date hereof, each Obligor is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Obligor's failure to pay or delay in payment of any such rent or other charges.

Set forth on Annex 1 attached hereto is a true, accurate and complete calculation with respect to the financial covenants of Borrower under the Loan Agreement.

Yours truly,
PAWNMART, INC.
By:
Name:
Title:

Annex 1

A.
Minimum Fixed Charge Coverage Ratio Requirement of 1.0 to 1 (Borrower only)

  Fixed Charge Coverage Ratio (a) net income (excluding extraordinary gains), plus interest expense, plus taxes, plus depreciation and amortization, divided by (b) interest expense, plus principal payments made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid amounts on Subordinated Debt and principal repayments of the revolving loans under the Loan Agreement) plus payments on capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures

Net Income	$	, plus
Interest Expense	$	, plus
Taxes	$	, plus
Depreciation	$	, plus
Amortization	$	equals
Numerator	$
Interest Expense	$	, plus
Principal Payments made and scheduled to be made with respect to indebtedness	$	, plus
Capitalized Lease Payments	$	, plus
Taxes	$	, plus
Dividends & Distributions	$	, plus
Unfinanced capital expenditures	$	equals
Denominator	$
Actual Fixed Charge = Coverage Ratio		to 1]
B.
Maximum Debt to Tangible Net Worth Ratio Requirement of 4.0 to 1 (Borrower only).

  Ratio of Debt to Tangible Net Worth = Indebtedness for borrowed money, divided by (net worth less intangible items)

Indebtedness for borrowed money	$	, divided by the difference of
Net Worth	$	, less
Intangible Items	$

  Actual Ratio of Debt to Tangible Net Worth =                          to 1.

C.
Minimum Inventory Turnover Ratio of 3.0 to 1 (Borrower only)

  Inventory Turnover Ratio = Cost of goods sold, divided by (sum of beginning and ending inventory value, divided by 2)

Cost of Goods Sold	$	(numerator)
Denominator:
Beginning Inventory Value	$	, plus
Ending Inventory Value	$	equals
	$	, divided by 2 equals
$

  Actual Inventory Turnover Ratio =                          to 1

QuickLinks

TABLE OF CONTENTS
LOAN AND SECURITY AGREEMENT
RECITALS
NOTARY JURAT FOR EXECUTION OF WRITTEN OBLIGATIONS TO PAY MONEY
NOTARY JURAT FOR EXECUTION OF WRITTEN OBLIGATIONS TO PAY MONEY
AFFIDAVIT REGARDING DELIVERY
SCHEDULE
EXHIBIT A
EXHIBIT B FORM OF COMPLIANCE CERTIFICATE [TO BE PROVIDED ON BORROWER'S LETTERHEAD]
Annex 1